Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Second Quarter Results

DALLAS--(BUSINESS WIRE)--March 14, 2017--Neiman Marcus Group LTD LLC today reported financial results for its second fiscal quarter ended January 28, 2017. For the second quarter, the Company reported total revenues of $1.40 billion, representing a decrease of 6.1% compared to total revenues of $1.49 billion for the second quarter of fiscal year 2016. During this same period, comparable revenues decreased 6.8%. Including non-cash impairment charges of $153.8 million described below under “Other Items”, the Company reported a net loss of $117.1 million compared to net earnings of $7.9 million for the second quarter of fiscal year 2016. Adjusted EBITDA, which is described on page 8 of this release, for the second quarter of fiscal year 2017 was $126.8 million compared to $183.0 million in the prior year.

For the 26 weeks ended January 28, 2017, the Company reported total revenues of $2.47 billion, representing a decrease of 6.7% compared to total revenues of $2.65 billion for the same period in the prior year. During this same period, comparable revenues decreased 7.3%. Including non-cash impairment charges of $153.8 million described below under “Other Items”, the Company reported a net loss of $140.6 million for the 26 weeks ended January 28, 2017 compared to a net loss of $2.7 million in the prior year. Adjusted EBITDA for the 26 weeks ended January 28, 2017 was $249.7 million compared to $347.3 million for the same period in the prior year.

Other Items. The Company recorded non-cash impairment charges of $153.8 million in the second quarter of fiscal year 2017 to state certain intangible and other assets, primarily related to its Neiman Marcus brand, to their estimated fair value.

The Company has made some changes to its corporate structure to enhance its financial flexibility with respect to some of its assets. The Company has designated certain of its subsidiaries as Unrestricted Subsidiaries for purposes of the Cash Pay Notes and PIK Toggle Notes. The designated subsidiaries consist primarily of the entities through which the Company conducts the operations of MyTheresa and through which the Company holds its properties located in San Antonio, Texas, Longview, Texas, and McLean, Virginia. These subsidiaries were previously or simultaneously designated as “Unrestricted Subsidiaries” under the Company’s credit facilities.

The Company is undertaking a process to explore and evaluate potential strategic alternatives, which may include the sale of the Company or other assets, or other initiatives to optimize its capital structure, as well as a number of other alternatives. The Company will conduct this evaluation with the assistance of financial advisors. The Company cannot provide assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative, or regarding the possible terms or form of any such transaction or alternative. A timetable for the completion of the evaluation process has not been set and the Company does not expect to comment further unless and until a specific transaction is approved by its Board of Directors or the Company otherwise decides further disclosure is appropriate or required.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Tuesday, March 14, 2017 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry.

For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net loss, a GAAP measure, see “Non-GAAP Financial Measures” on page 8 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	January 28, 2017	January 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$48,443	$56,918
Merchandise inventories	1,213,483	1,165,682
Other current assets	166,875	127,741
Total current assets	1,428,801	1,350,341

Property and equipment, net	1,600,816	1,532,567
Intangible assets, net	3,036,228	3,539,925
Goodwill	2,067,449	2,270,101
Other long-term assets	23,291	18,160
Total assets	$8,156,585	$8,711,094

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$384,148	$287,463
Accrued liabilities	509,629	526,312
Current portion of long-term debt	29,426	29,426
Total current liabilities	923,203	843,201

Long-term liabilities:
Asset-based revolving credit facility	170,000	165,000
Long-term debt	4,415,911	4,422,652
Deferred income taxes	1,211,788	1,405,824
Other long-term liabilities	625,872	466,509
Total long-term liabilities	6,423,571	6,459,985

Total member equity	809,811	1,407,908
Total liabilities and member equity	$8,156,585	$8,711,094

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen weeks ended		Twenty-six weeks ended
(in thousands)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Revenues	$1,395,576	$1,486,957	$2,474,683	$2,651,857
Cost of goods sold including buying and occupancy costs	982,465	1,026,292	1,682,360	1,762,366
Selling, general and administrative expenses	307,718	302,654	584,314	587,996
Income from credit card program	(16,750)	(16,337)	(30,418)	(29,624)
Depreciation expense	57,213	53,651	114,097	109,541
Amortization of intangible assets	12,881	14,095	26,504	29,448
Amortization of favorable lease commitments	13,443	13,537	27,097	27,149
Other expenses	5,211	8,048	12,029	25,146
Impairment charges	153,772	-	153,772	-

Operating earnings (loss)	(120,377)	85,017	(95,072)	139,835

Interest expense, net	74,197	71,495	146,280	143,180

Earnings (loss) before income taxes	(194,574)	13,522	(241,352)	(3,345)

Income tax expense (benefit)	(77,505)	5,638	(100,770)	(691)

Net earnings (loss)	$(117,069)	$7,884	$(140,582)	$(2,654)

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen weeks ended		Twenty-six weeks ended
(in millions)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Capital expenditures	$48.5	$78.8	$114.0	$153.8

Rent expense	$29.1	$30.5	$56.1	$58.9

Adjusted EBITDA	$126.8	$183.0	$249.7	$347.3

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. This financial metric is not a presentation made in accordance with GAAP.

Adjusted EBITDA should not be considered as an alternative to operating earnings (loss) or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

The following table reconciles net earnings (loss) as reflected in the Company’s consolidated statements of operations prepared in accordance with GAAP to Adjusted EBITDA (figures may not sum due to rounding):

	Thirteen weeks ended		Twenty-six weeks ended
(dollars in millions)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net earnings (loss)	$(117.1)	$7.9	$(140.6)	$(2.7)
Income tax expense (benefit)	(77.5)	5.6	(100.8)	(0.7)
Interest expense, net	74.2	71.5	146.3	143.2
Depreciation expense	57.2	53.7	114.1	109.5
Amortization of intangible assets and
favorable lease commitments	26.3	27.6	53.6	56.6
EBITDA	$(36.8)	$166.3	$72.6	$306.0
Impairment charges	153.8	-	153.8	-
Incremental rent expense related to purchase
accounting adjustments	2.5	2.6	5.0	5.3
Non-cash stock-based compensation expense	(0.9)	1.9	0.5	3.9
Expenses incurred in connection with openings
of new stores / remodels of existing stores	3.0	4.1	5.7	6.9
Expenses incurred in connection with strategic
growth initiatives	1.9	3.9	8.5	18.3
MyTheresa acquisition costs	1.3	1.8	0.7	4.3
Other expenses	2.0	2.4	2.8	2.6
Adjusted EBITDA	$126.8	$183.0	$249.7	$347.3

Excluded from the calculation of Adjusted EBITDA are the estimated impacts from the launch of the Company’s new NMG One integrated merchandising and distribution system in the first quarter of fiscal year 2017. The Company has experienced and continues to experience issues with respect to the functionality and capabilities of certain portions of the new system. These issues primarily relate to the processing of inventory receipts at the Company’s distribution centers, the timely payment of certain merchandise receipts, the transfer of inventories to the Company’s stores and the presentation of inventories on the Company’s websites. These issues have prevented the Company from fulfilling certain customer demand in both its stores and websites. As a result of these implementation issues, the Company believes its revenues have been adversely impacted, incremental markdowns have been incurred, higher provisions for estimated inventory shrinkage have been required, additional incremental costs, primarily for consulting services have been incurred, and significant internal resources have been allocated to address these issues.

Based on available data, the Company estimates that these issues resulted in unrealized revenues of approximately $25 to $30 million in the second quarter of fiscal year 2017 and $55 to $65 million during year-to-date fiscal 2017. However, the Company believes the full impact of the NMG One implementation issues on its revenues is likely greater because there are a number of ways in which the Company’s business has been disrupted that it cannot directly track or measure.

CONTACT:
Neiman Marcus Group LTD LLC
Mark Anderson, 214-757-2934
Director – Finance and Investor Relations